                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------
                                  SCHEDULE TO
                                  (Rule 13e-4)

           TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) or 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)

                                ---------------

                        HALL, KINION & ASSOCIATES, INC.
         (Name of Subject Company (Issuer) and Filing Person (Offeror))

                                ---------------

          Options to Purchase Common Stock, Par Value $.001 Per Share,
              Having an Exercise Price Per Share of $15.00 or More
                         (Title of Class of Securities)

                                   406069104

                     (CUSIP Number of Class of Securities)
                           (Underlying Common Stock)

                                Brenda C. Rhodes
                            Chief Executive Officer
                        Hall, Kinion & Associates, Inc.
                            2570 North First Street
                                   Suite 400
                           San Jose, California 95131
                                 (408) 895-5200
(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)
                                ---------------
                                    Copy to:
                              Lawrence Calof, Esq.
                          Gibson, Dunn & Crutcher LLP
                              1530 Page Mill Road
                              Palo Alto, CA 94304
                                 (650) 849-5331

                                ---------------
                           CALCULATION OF FILING FEE


--------------------------------------------------------------------------------
            Transaction Valuation*                    Amount of Filing Fee
--------------------------------------------------------------------------------
                $30,718,046.00                              $6,143.61
--------------------------------------------------------------------------------

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 2,218,827 shares of common stock of Hall, Kinion & Associates, Inc. having an aggregate value of $ 30,718,046 as of June 14, 2001 will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

                                ---------------

[X]   Check box if any part of the fee is offset as provided by Rule 0-11(a)(2)
and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:   $6,143.61            Filing party:  Hall, Kinion & Associates,Inc.
Form or Registration No.:  Schedule TO         Date filed:  June 18, 2001

[ ]   Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ]   third party tender offer subject to Rule 14d-1.
[X]   issuer tender offer subject to Rule 13e-4.
[ ]   going-private transaction subject to Rule 13e-3.
[ ]   amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer. [ ]

                   ----------------------------------------
                   ----------------------------------------

                             INTRODUCTORY STATEMENT

     This Amendment No. 1 amends and supplements the Tender Offer Statement on Schedule TO-I filed by Hall, Kinion & Associates, Inc. (the "Company") with the Securities and Exchange Commission on June 18, 2001 (the "Schedule TO"), relating to an offer by the Company to exchange options to purchase shares of our common stock, par value $.001 per share (the "Common Stock"), granted under the Company's 1995 Incentive Stock Option Plan (the "1995 Plan"), the Company's 1996 Stock Option Plan (the "1996 Plan"), the Company's 1997 Stock Option Plan (the "1997 Plan"), the Company's 2000 Employee Stock Option Plan (the "2000 Plan") and the Company's IT Professional Stock Option Plan (the "IT Plan", and with the "1995 Plan," the "1996 Plan," the "1997 Plan" and the "2000 Plan," the "Option Plans") that have an exercise price per share of $15.00 or more, for new options to purchase shares of the Common Stock that we will grant under the Option Plans, upon the terms and subject to the conditions described in the Offer to Exchange dated June 18, 2001 and the related Letter of Transmittal.

     This Amendment No. 1 amends and supplements the Schedule TO, and amends and restates the Offer to Exchange and the related Letter of Transmittal in order to:

     (i) revise the two references to "August 14, 2001" in the second paragraph of Section 4 ("Withdrawal Rights") in the Offer to Exchange on page 14 to "August 13, 2001";

     (ii) add new disclosure starting with the third paragraph of Section 10 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") on page 22 regarding the officers, directors and affiliates of the Company who have tendered options pursuant to the exchange offer as of July 10, 2001;

     (iii)    revise the reference to "Pacific Time" in the fourth paragraph of
Section 15 ("Extension of Offer; Termination, Amendment") in the Offer to Exchange on page 25 to "Eastern Time";

     (iv)     revise the reference to "Pacific Time" in the fourth paragraph of
Section 1 ("Number of Options; Expiration Date") in the Offer to Exchange on page 12 to "Eastern Time";

     (v) delete the phrase "have read, understand and" in the tenth paragraph of the Letter of Transmittal and the second to last paragraph of the Letter of Transmittal;

     (vi) file as Exhibit a (5) an amended and restated Offer to Exchange incorporating the above-referenced changes; and


     (vii) file as Exhibit a (6) an amended and restated Form of Letter of Transmittal incorporating the above-referenced changes.


Item 12. Exhibits.

     (a)  (1) Offer to Exchange, dated June 18, 2001.*

          (2) Form of Letter of Transmittal.*

          (3) Form of Letter to Eligible Option Holders.*

          (4) Form of Letter to Tendering Option Holders.*



          (5) Amended and Restated Offer to Exchange.


          (6) Amended and Restated Form of Letter of Transmittal.


     (b) Not applicable.

     (d) (1) Hall, Kinion & Associates, Inc.'s 1997 Stock Option Plan, filed as
Exhibit 10.2 to the Company's Registration Statement on Form S-1 filed on July 27, 1997 (File No. 333-28365) and incorporated herein by reference.

     (2) Hall, Kinion & Associates, Inc.'s 2000 Employee Stock Option Plan, filed as Exhibit 4.0 to the Company's Registration Statement on Form S-8 filed on June 9, 2000 (File No. 333-39026) and incorporated herein by reference.

     (3) Hall, Kinion & Associates, Inc.'s IT Professional Stock Option Plan filed as Exhibit 10.25 to the Company's Registration Statement on Form S-1 filed on July 27, 1997 (File No. 333-28365) and incorporated herein by reference.

     (4) Form of Notice of Grant of Stock Options and Option Agreement pursuant to Hall, Kinion & Associates, Inc.'s Stock Option Plans.*

     (g) Not applicable.

     (h) Not applicable.

*     Previously filed.

                                SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 1 to Schedule TO is true, complete and correct.

                                Hall, Kinion & Associates, Inc.

                                /s/ Brenda C. Rhodes
                                --------------------
                                Brenda C. Rhodes
                                Chief Executive Officer and
                                Director(Principal Executive Officer)

Date: July 11, 2001



                               INDEX TO EXHIBITS


------------------------------------------------------------------------------------------------
    Exhibit Number                                     Description
------------------------------------------------------------------------------------------------
(a)(1)                   Offer to Exchange, dated June 18, 2001.*
------------------------------------------------------------------------------------------------
(a)(2)                   Form of Letter of Transmittal.*
------------------------------------------------------------------------------------------------
(a)(3)                   Form of Letter to Eligible Option Holders.*
------------------------------------------------------------------------------------------------
(a)(4)                   Form of Letter to Tendering Option Holders.*
------------------------------------------------------------------------------------------------
(a)(5)                   Amended and Restated Offer to Exchange.
------------------------------------------------------------------------------------------------
(a)(6)                   Amended and Restated Form of Letter of Transmittal.
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
(d)(1)                   Hall, Kinion & Associates, Inc.'s 1997 Stock Option Plan, filed as
                         Exhibit 10.2 to the Company's Registration Statement on Form S-1 (File
                         No. 333-28365) and incorporated herein by reference.
------------------------------------------------------------------------------------------------
(d)(2)                   Hall, Kinion & Associates, Inc.'s 2000 Employee Stock Option Plan,
                         filed as Exhibit 4.0 to the Company's Registration Statement on Form
                         S-8 filed on June 9, 2000 (File No. 333-39026) and incorporated herein by reference.
------------------------------------------------------------------------------------------------
(d)(3)                   Hall, Kinion & Associates, Inc.'s IT Professional Stock Option Plan
                         filed as Exhibit 10.25 to the Company's Registration Statement on Form
                         S-1 (File No. 333-28365) and incorporated herein by reference.
------------------------------------------------------------------------------------------------
(d)(4)                   Form of Notice of Grant of Stock Options and Option Agreement pursuant to Hall, Kinion & Associates, Inc.'s Stock Option Plans.*
------------------------------------------------------------------------------------------------

*    Previously filed.